Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-189095, 333-202176, 333-225699, 333-142007, 333-168946 and 333-236724) of T-Mobile US, Inc. of our report dated May 29, 2019 (November 12, 2019 as to the material weakness described in Management's Report on Internal Control over Financial Reporting (revised)), relating to the financial statements of Sprint Corporation, and the effectiveness of Sprint’s internal control over financial reporting, appearing in this Current Report on Form 8-K/A dated April 1, 2020.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
April 17, 2020